Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Exelon Generation Company, LLC of our report dated February 29, 2012, except for Note 18, as to which the date is May 25, 2012, relating to the financial statements of Constellation Energy Group Inc., which appears in the Current Report on Form 8-K/A of Exelon Generation Company, LLC dated March 9, 2012 and filed May 25, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
November 1, 2012